CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the following registration statement of the ATLANTIC RICHFIELD CAPITAL ACCUMULATION PLAN III, Post-Effective Amendment No. 4 to Registration Statement on Form S-8 (No. 33-21553) and Post-Effective Amendment No. 4 to Registration Statement on Form S-8 (No. 33-23640) of our report dated December 9, 1994, on our audits of the statement of net assets available for benefits of the ATLANTIC RICHFIELD CAPITAL ACCUMULATION PLAN III as of June 30, 1994 and 1993, the related statement of changes in net assets available for benefits for the year ended June 30, 1994 and the supplemental schedules as of and for the year ended June 30, 1994, which report is included in this Annual Report on Form 11-K.


COOPERS & LYBRAND L.L.P.


Los Angeles, California
December 16, 1994